EXHIBIT 99.1

Somerset Hills Bancorp Reports 2011 Second Quarter and Six-Month Earnings; Net Income Up 8.0% an a Linked Quarter Basis; Six-Month Net Income Up 24%; Declares Cash Dividend of $0.06 Per Share

BERNARDSVILLE, N.J., July 21, 2011 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), reported net income of $651,000 for the second quarter of 2011, an 8.3% increase over $601,000 earned during the second quarter of 2010 and an 8.0% increase over $603,000 earned during the first quarter of 2011. Diluted earnings per share were $0.12 in the second quarter of 2011, up from $0.11 in both the second quarter of 2010 and the first quarter of 2011. For the first six months of 2011, net income was $1.3 million, representing a 24.0% increase from net income of $1.0 million in 2010. Six-month diluted earnings per share were $0.23 in 2011 versus $0.18 in 2010.

Stewart E. McClure, Jr., President and CEO stated, "The Company's overall financial performance once again improved during the quarter, despite the continued low-level of residential mortgage refinancing business. Balance sheet growth, driven by core deposit and loan growth, contributed to higher net interest income, while reductions in operating expenses more than offset declining revenues in mortgage banking. Credit quality metrics remained solid – nonaccrual loans as a percent of total loans improved to 0.11% and 30-89 day delinquent loans declined to 0.22% of total loans. Our commercial loan pipeline remains strong and we are poised to benefit from a liquid and well-capitalized balance sheet."

Net interest income, on a fully taxable equivalent basis, for the second quarter of 2011 totaled $3.0 million, an increase of $75,000, or 2.6%, from $2.9 million earned in the year ago quarter. Net interest income, on a fully taxable equivalent basis, for the first half of 2011 totaled $5.9 million, an increase of $273,000, or 4.9%, from $5.6 million earned in the prior year first half. The increases in net interest income were due to increases in interest-earning assets, which grew by 9.0% in the quarter comparison and by 5.9% in the first half comparison. The benefit to net interest income from higher interest-earning assets was partially offset by a contraction in the net interest margin, which narrowed by 24 basis points to 3.82% in the current quarter from the prior year quarter and narrowed by 4 basis points to 3.90% in the first half of 2011 from the first half of 2010. Growth in average loans, which measured a healthy 5.7% for the current quarter versus the prior year quarter and 5.2% for the first half 2011 versus the first half 2010, was outpaced by significant growth in average core deposits, which increased by 12.2% quarter over quarter and by 9.6% first half over first half. The Company has, for the time being, invested these excess funds in overnight investments, which provide Management with increased flexibility but yield a relatively lower return and contribute to a contraction in the net interest margin.

Non-interest income declined to $368,000 and $765,000 in the second quarter and first half of 2011, respectively, from $485,000 and $907,000 in the second quarter and first half of 2010, respectively, due primarily to lower gains on sales of residential loans at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank, which originates loans for sale strictly on a pre-sold flow-basis. Sullivan's origination volume is down due to declining residential mortgage refinancing activity and continued low home purchase activity. Partially offsetting the reduction in mortgage banking revenue were higher banking and wealth management fees. The first half of 2011 also benefitted from $9,000 in net gains from the sale of investment securities realized during the first quarter of 2011.

Non-interest expenses decreased by 6.1% to $2.3 million in the second quarter of 2011 from $2.4 million in the prior year second quarter, and by 5.0% to $4.6 million in the first half of 2011 from $4.9 million in the prior year first half. The declines in operating expenses were due primarily to decreases in employee, occupancy and FDIC premium costs. Management continues its expense containment efforts which have yielded cost savings in many areas of the Company's operations.

The Company recorded provisions for income taxes of $322,000 and $562,000 for the second quarter and first half of 2011, respectively, versus $291,000 and $446,000 for the second quarter and first half of 2010, respectively. The effective tax rates were 33.1% and 30.9% for the second quarter and first half of 2011, respectively versus 32.6% and 30.6% for the second quarter and first half of 2009, respectively.

The second quarter provision for loan losses was $30,000 in 2011 versus zero in 2010, while the first half provision for loan losses was $105,000 in 2011 versus $75,000 in 2010. Net recoveries totaled $3,000 during the second quarter 2011, $6,000 during the first half 2011, and $3,000 for both the second quarter and first half of 2010. The allowance for loan losses was $3.0 million, or 1.34% of total loans, at June 30, 2011 versus $3.2 million, or 1.54% of total loans, at June 30, 2010. The reduction in the allowance over the course of the past year was primarily due to the improved credit quality of the loan portfolio, including a lower level of impaired loans. Non-accrual loans at June 30, 2011 totaled $253,000, representing 0.11% of total loans, down from $364,000, or 0.18% of total loans one year ago. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.07% at June 30, 2011 and 0.12% at June 30, 2010. The Company had no OREO at both June 30, 2011 and 2010 and troubled debt restructured loans ("TDRs") totaling $734,000 at June 30, 2011 and $392,000 at June 30, 2010. As of March 31, 2011, the Company had $498,000 in loans delinquent 30 to 89 days, representing 0.22% of total loans, versus $178,000, or 0.09%, of total loans, at the end of the prior year's second quarter.

As of June 30, 2011, the Company's tangible common equity ratio and tangible book value per share were 11.92% and $7.40, respectively. As of June 30, 2010, the Company's tangible common equity ratio and tangible book value per share were 12.33% and $7.15, respectively.

Based upon the Company's second quarter performance, the Board of Directors declared a quarterly cash dividend of $0.06 per share payable August 31, 2011 to shareholders of record as of August 17, 2011.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended June 30
($ in thousands except per share data)	2011	2010

Income Statement Data:
Net interest income	$ 2,913	$ 2,832
Provision for loan losses	30	--
Net interest income after prov. for loan losses	2,883	2,832
Non-interest income	368	485
Non-interest expense	2,278	2,425
Income before income taxes	973	892
Income tax expense	322	291
Net income	$ 651	$ 601
Net income available to common	$ 651	$ 601
Diluted earnings per share	$ 0.12	$ 0.11

Balance Sheet Data:
At period end--
Total assets	$ 338,456	$ 316,690
Loans, net	219,274	204,486
Loans held for sale	2,920	1,908
Allowance for loan losses	2,986	3,188
Investment securities held to maturity	10,739	11,527
Investment securities held for sale	34,859	32,631
Deposits	285,514	264,791
Borrowings	11,000	11,000
Shareholders' equity	40,349	39,037
Book value per share	$ 7.40	$ 7.15
Tangible common equity ratio	11.92%	12.33%
Average for the period--
Interest-earning assets	311,358	285,528
Total assets	331,931	304,906
Shareholders' equity	40,369	39,131

Performance Ratios:
Return on average assets	0.79%	0.79%
Return on average equity	6.47%	6.16%
Net interest margin (FTE)	3.82%	4.06%
Efficiency ratio	69.4%	73.1%

Asset Quality:
Net charge-offs (recoveries)	(3)	(3)
At period end--
Nonaccrual loans	253	364
OREO property	--	--
Total nonperforming assets	253	364
Troubled debt restructured loans	734	392
Nonaccrual loans to total loans	0.11%	0.18%
Nonperforming assets to total assets	0.07%	0.11%
Allowance for loan losses to total loans	1.34%	1.54%
Allowance as a % of nonperforming loans	1,180%	876%

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010

INTEREST INCOME

Loans, including fees	$ 2,945	$ 2,895	$ 5,816	$ 5,700
Investment securities	397	461	826	937
Interest bearing deposits with other banks	34	24	60	52
Total interest income	3,376	3,380	6,702	6,689

INTEREST EXPENSE
Deposits	371	455	730	1,005
Federal Home Loan Bank advances	92	93	184	184
Total interest expense	463	548	914	1,189

Net interest income	2,913	2,832	5,788	5,500

PROVISION FOR LOAN LOSSES	30	--	105	75

Net interest income after provision for
loan losses	2,883	2,832	5,683	5,425

NON-INTEREST INCOME
Service fees on deposit accounts	69	69	144	148
Gains on sales of mortgage loans, net	139	262	286	449
Bank owned life insurance	72	74	143	149
Gain on sales of investment securities, net	--	--	9	--
Other income	88	80	183	161
Total Non-Interest Income	368	485	765	907

NON-INTEREST EXPENSE
Salaries and employee benefits	1,288	1,314	2,606	2,680
Occupancy expense	361	427	774	862
Advertising and business promotions	40	65	69	108
Printing stationery and supplies	38	35	81	75
Data processing	138	136	272	263
FDIC insurance	60	91	143	201
Other operating expense	353	357	687	686
Total Non-Interest Expense	2,278	2,425	4,632	4,875

'Income before provision for taxes	973	892	1,816	1,457

PROVISION FOR INCOME TAXES	322	291	562	446

Net income	$ 651	$ 601	$ 1,254	$ 1,011

Dividends on preferred stock and accretion	--	--	--	--

Net income available to common stockholders	$ 651	$ 601	$ 1,254	$ 1,011

Diluted earnings per common share	$ 0.12	$ 0.11	$ 0.23	$ 0.18

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(unaudited)
	June 30, 2011	December 31, 2010

ASSETS

Cash and due from banks	$ 5,721	$ 5,480
Interest bearing deposits at other banks	46,577	52,086
Total cash and cash equivalents	52,298	57,566

Loans held for sale	2,920	2,230
Investment securities held to maturity (Approximate maket value of $10,869 in 2011 and $10,548 in 2010)	10,739	10,740
Investments available for sale	34,859	35,993

Loans receivable	222,260	207,146
Less allowance for loan losses	(2,986)	(2,875)

Net loans receivable	219,274	204,271

Premises and equipment, net	5,078	5,285
Bank owned life insurance	8,196	8,053
Accrued interest receivable	1,140	1,111
Prepaid expenses	1,056	1,251
Other assets	2,896	2,396

Total assets	$ 338,456	$ 328,896

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$ 73,123	$ 68,521
Interest bearing deposits
Now,M/M and savings	170,581	166,304
Certificates of deposit, under $100,000	21,601	21,101
Certificates of deposit, $100,000 and over	20,209	20,615

Total deposits	285,514	276,541

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	1,593	1,964

Total liabilities	298,107	289,505

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	--	--
Common stock- authorized 9,000,000 shares of no par value;issued and outstanding, 5,455,316 shares in 2011 and 5,421,924 shares in 2010	37,833	37,600
Retained earnings	1,746	1,145
Accumulated other comprehensive income	770	646

Total stockholders' equity	40,349	39,391

Total liabilities and stockholders' equity	$ 338,456	$ 328,896
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         William S. Burns
         Executive VP & CFO
         908.630.5018